STOCK PURCHASE AGREEMENT


         AGREEMENT dated as of September 16, 1999 between Eagle Pacific Industries, Inc., a Minnesota corporation with offices at 2430 Metropolitan Center, 333 South Seventh Street, Minneapolis, Minnesota 55402 ("Buyer"), Mitsubishi Chemical America, Inc., a Delaware corporation with offices at One North Lexington Avenue, White Plains, New York 10601 ("MCA") and Mitsubishi Plastics, Inc., a Japanese corporation, with offices at 5-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan 100-0005 ("MPI").

                                   WITNESSETH:

         WHEREAS, Pacific Western Extruded Plastics Company (formerly named MCA Acquiring Company), a Delaware corporation (the "Company"), is a manufacturer of polyvinyl chloride ("PVC") pipe and fittings in the United States, operating six manufacturing facilities located in Tacoma and Sunnyside, WA, Eugene, OR and Cameron Park, Perris and Visalia, CA, respectively, with headquarters in Eugene, Oregon;

         WHEREAS, MCA is the record and beneficial owner of 900 of the Shares and MPI is the record and beneficial owner of 100 of the Shares; and

         WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.1.   Definitions.

         (a)  The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company shall not be considered an Affiliate of Sellers.

         "Applicable Laws" means applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the Company, the Real Properties, the Leased Premises or the Business.

         "Balance Sheet" means the balance sheet of the Company as of the Balance Sheet Date.

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         "Balance Sheet Date" means August 29, 1999.

         "Business" means the Company's operation of six PVC pipe and fittings manufacturing facilities located in Tacoma and Sunnyside, WA, Eugene, OR and Cameron Park, Perris and Visalia, CA, respectively.

         "Cameron Park Facility" means the Company's PVC pipe manufacturing plant, property and equipment located at 3500 Robin Lane, Cameron Park, California, on the real property that is owned by the Company and legally described in Schedule 1.1.1 hereto.

         "Closing Date" means the date of the Closing.

         "Common Stock" means the common stock, par value $1.00 per share, of the Company.

         "Controlled Group" means each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) with Seller, each trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with Seller, each member of an affiliated service group (within the meaning of Section 414(m) of the Code) which includes Seller and each other entity required to be aggregated with Seller under Section 414(o) of the Code.

         "Employee Benefit Plan" means any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA, and any "welfare plan" as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (i) to which the Company is a party or by which the Company is bound, or (ii) with respect to which the Company has made any payments or contributions since September 29, 1995, or may otherwise have any liability (including any such plan or other arrangement formerly maintained by the Company).

         "Environment" means ambient air, surface water, ground water, sediment, land surface or land subsurface strata or drinking water supply.

         "Environmental Claims" means all notices of violation, liens, claims, demands, suits, and causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values) or lost use of property arising out of any Environmental Law.

         "Environmental Law" means any Applicable Law that relates to the pollution, protection or clean-up of the Environment, including, without limitation, laws, statutes, regulations, judgments, orders or binding interpretations that relate to (i) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into the Environment or (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances. Environmental Laws shall include, without

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limitation, common law, the Comprehensive Environmental Response, Compensation
and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended ("OSHA"), and all state counterparts to those laws.

         "Environmental Liability" means any fine, penalty, liability or expense that is based on or related to (i) an Environmental Law or Environmental Permit,
(ii) any Release, or (iii) any Remedial Action, in each case to the extent arising from or relating to events that occur, on or prior to the Closing, on or from the Real Properties or at the Pipe Facilities.

         "Environmental Permit" means any federal, state or local governmental permit, certificate, approval, registration or other authorization related to the pollution or protection of the Environment.

         "Environmental Reports" means any and all written analyses, summaries or explanations in the possession or control of the Company, as set forth on Appendix A attached hereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Eugene Corporate Headquarters" means the Company's corporate headquarters building, property and equipment located at 1550 Valley River Drive, Eugene, Oregon, on the real property that is owned by the Company and legally described in Schedule 1.1.2 hereto.

         "Eugene Facility" means the Company's PVC pipe manufacturing plant, property and equipment located at 2220 Nugget Way, Eugene, Oregon, on the real property that is leased by the Company and legally described in Schedule 1.1.3 hereto.

         "Hazardous Substance" means a hazardous substance as defined in Section 101(14) of CERCLA, plus oil, petroleum and petroleum products, asbestos, PCBs and any substance similarly classified or regulated as a "hazardous substance," "hazardous material," "toxic substance" or "hazardous waste" under any Environmental Law (excluding OSHA), including, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, 7 U.S.C.
ss. 136 et seq., as amended.

         "Leased Premises" means (i) the real property that is located at the Eugene Facility and legally described in Schedule 1.1.3 hereto and (ii) the real property that is located on a portion of the Tacoma Facility and legally described in Schedule 1.1.4 hereto.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

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

         "Material Adverse Effect" and "material" mean a material adverse effect on, or material and adverse to, as the case may be, the financial condition of the Company, it being understood none of the following shall be deemed by itself or by themselves, either individually or in the aggregate, to constitute a material event or a Material Adverse Effect: (a) a failure by the Company to meet internal earnings, revenue or other projections or earnings, revenue or other predictions of any analyst or (b) any event, circumstance or market condition occurring as a result of general economic or financial conditions or other developments which are not unique to the Company but also affect other Persons who participate or are engaged in the lines of business in which the Company participates or is engaged.

         "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which MCA has made or has accrued any obligation to make contributions within the preceding six years.

         "Patents" means all domestic and foreign letters patents and patent applications used by the Company.

         "Perris Facility" means the Company's PVC pipe manufacturing plant, property and equipment located at 23711 Rider Street, Perris, California, on the real property that is owned by the Company and legally described in Schedule
1.1.5 hereto.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Pipe Facilities" means the Cameron Park Facility, Eugene Corporate Headquarters, Eugene Facility, Perris Facility, Sunnyside Facility, Tacoma Facility and Visalia Facility.

         "Plan" means, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either: (i) maintained by MCA or any member of the Controlled Group for employees of MCA, or by MCA for any other members of such Controlled Group; or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which MCA or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Real Properties" means the real properties at all of the Pipe Facilities other than the Leased Premises.

         "Release" means any spill, leak, pumping, pouring, emission, discharge, injection, escape, leaching, disposal, or other release into the Environment of

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any Hazardous Substance at, in, on, under, by, from or related to Real
Properties and Leased Premises included in the Pipe Facilities or any activities or operations thereon.

         "Remedial Action" means any action required pursuant to any Environmental Law to cleanup or contain or otherwise ameliorate or remedy any Release.

         "Scheduled Environmental Liability" means any Environmental Liability based upon information related to the Environment disclosed in any Disclosure Schedule.

         "Sellers" means the collective reference to MCA and MPI, and "Seller" means either of MCA or MPI, as the context dictates.

         "Sellers' Knowledge" means the best actual knowledge after due inquiry of the Company's current directors, President, Senior Vice President - Operations, Senior Vice President - Sales & Marketing, Vice President - Controller, Vice President - Human Resources, Vice President - Technical Director and each of the Company's Plant Managers.

         "Shares" means 1,000 shares of Common Stock.

         "Sunnyside Facility" means the Company's PVC pipe manufacturing plant, property and equipment located at 1820 Midvale Road, Sunnyside, Washington, on the real property that is owned by the Company and legally described in Schedule
1.1.6 hereto.

         "Systems" means all computer hardware and/or software applications used by the Company as well as embedded microcontrollers in manufacturing equipment used by the Company.

         "Tacoma Facility" means the Company's PVC pipe manufacturing plant, property and equipment located at 2330 Port of Tacoma Road, Tacoma, Washington, on the real property that is owned by the Company and legally described in
Schedule 1.1.7 hereto and the real property located at 2150 Port of Tacoma Road, Tacoma, Washington that is leased by the Company and legally described in
Schedule 1.1.4 hereto.

         "Technology" means all technology, trade secrets, manufacturing processes, formulae, drawings, designs and computer software programs used in the Business.

         "Trademark" means all tradenames, trademarks or service mark registrations and applications, common law trademarks, copyrights and copyright registrations and applications used by the Company.

         "Unscheduled Environmental Liabilities" means Environmental Liabilities that are not Scheduled Environmental Liabilities.

         "Visalia Facility" means the Company's PVC pipe manufacturing plant, property and equipment located at 8875 Avenue 304, Visalia, California on the real property that is owned by the Company and legally described in Schedule
1.1.8 hereto.

         "Year 2000 Problem" means the risk that Systems may be unable to recognize and perform properly date-sensitive functions involving any date after December 31, 1999.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                                          Section
Audited Financial Statements....................................3.7
Closing.........................................................2.2
Closing Balance Sheet .......................................2.3(b)
Closing Financial Statements.................................2.3(b)
Code ...........................................................7.1
Company Securities ..........................................3.5(b)
Damages .....................................................8.1(a)
Disclosure Schedules .............................................3
Federal Tax ....................................................7.1
Final Purchase Price.........................................2.3(h)
Indemnified Party ...........................................8.3(a)
Indemnifying Party ..........................................8.3(a)
Intercompany Debt............................................2.3(d)
IRS.........................................................3.21(a)
Net Working Capital .........................................2.3(c)
Pre-Closing Tax Period .........................................7.1
Preliminary Purchase Price...................................2.3(a)
Purchase Price...............................................2.3(e)
Returns......................................................7.2(a)
Section 338 Forms............................................7.3(d)
Section 338(h)(10) Election..................................7.3(d)
Tax   ..........................................................7.1
Taxing Authority ...............................................7.1
Total Current Assets.........................................2.3(c)
Total Current Liabilities....................................2.3(c)
Transfer Taxes...............................................7.5(a)
Unaudited Financial Statements..................................3.7


                                    ARTICLE 2
                                PURCHASE AND SALE

         SECTION 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers hereby sell to Buyer, and Buyer hereby purchases from Sellers, the Shares. The Purchase Price shall be as determined in
Section 2.3.

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

         SECTION 2.2. Closing. The closing of the purchase and sale of the Shares hereunder (the "Closing") took place at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota 55402, on September 16, 1999 at 7:00 a.m. Pacific Daylight Time. At the Closing:

                  (a) Buyer shall deliver fifty-five million three hundred thousand dollars ($55,300,000) in immediately available funds to Sellers by wire transfer to Sellers' respective accounts, as designated by each Seller, respectively, by notice to Buyer;

                  (b) Buyer shall cause the Company to deliver eighteen million one hundred thousand dollars ($18,100,000) in repayment of intercompany debt in immediately available funds to MCA by wire transfer to MCA's account, as designated by MCA by notice to Buyer; and

                  (c) Sellers shall deliver to Buyer certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

         SECTION 2.3.  Calculation of Purchase Price.

         (a) The Preliminary Purchase Price will be fifty-five million three hundred thousand dollars ($55,300,000).

         (b) Within sixty (60) days after the Closing, Sellers shall deliver to Buyer a final balance sheet of the Company as of the Closing (the "Closing Balance Sheet") with the related statement of operations, shareholders' equity and statement of cash flows for the period from December 28, 1998 to the Closing, audited by Ernst & Young LLP in accordance with the books and records of the Company and in accordance with generally accepted accounting principles and procedures applied on a consistent basis and which present fairly the financial position of the Company as of the Closing and the results of its operations and its cash flows for the period from December 28, 1998 to the Closing (collectively, the "Closing Financial Statements"). The Sellers shall prepare the Closing Financial Statements using the same method used in the preparation of the Unaudited Financial Statements and the Closing Balance Sheet shall not reflect any entries, transactions or activities which occurred as a result of, or after, the Closing. Buyer will cause the Company to afford promptly to Sellers and their respective agents, including, but not limited to, Ernst & Young LLP, reasonable access to the Real Properties and the Company's books and records relating to the Business prior to the Closing, for purposes of preparing the Closing Balance Sheet and Closing Financial Statements in accordance with this Section 2.3(b); provided that in connection with such access Sellers will at all times comply with Buyer's normal visitor safety and security procedures and requirements.

         (c) Concurrent with the delivery of the Closing Financial Statements, Sellers shall deliver to Buyer a calculation of the Net Working Capital of the

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

Company as of the Closing based on the Closing Balance Sheet. The "Net Working Capital" shall be the amount determined by subtracting the Total Current Liabilities set forth on the Closing Balance Sheet from the Total Current Assets set forth on the Closing Balance Sheet. The Sellers shall calculate Net Working Capital in the Closing Financial Statements using the same method used in the calculation of Net Working Capital in the Unaudited Financial Statements. The "Total Current Liabilities" and the "Total Current Assets" shall mean the total current liabilities and total current assets of the Company determined in the same manner as those items were determined for the purposes of the Audited Financial Statements.

         (d) Concurrent with the delivery of the Closing Financial Statements, Sellers shall deliver to Buyer a calculation of the Intercompany Debt based on the Closing Balance Sheet. The "Intercompany Debt" shall mean the total of all amounts owed to MCA by the Company set forth on the Closing Balance Sheet.

         (e) The Purchase Price will be the amount determined by subtracting the total of all liabilities of the Company set forth on the Closing Balance Sheet other than (i) those used to calculate Net Working Capital and (ii) deferred tax liability as reflected on the Closing Balance Sheet from eighty million dollars ($80,000,000), and then either (i) adding the amount by which the Net Working Capital exceeds twenty-eight million five hundred thousand dollars ($28,500,000) or (ii) subtracting the amount by which twenty-eight million five hundred thousand dollars ($28,500,000) exceeds the Net Working Capital.

         (f) If the Purchase Price exceeds the Preliminary Purchase Price, Buyer shall within ten (10) business days of the final determination of the Purchase Price pay to Sellers an amount equal to the amount by which the Purchase Price exceeds the Preliminary Purchase Price plus interest on such amount from the Closing Date to the payment date at the rate of eight percent (8%) per annum. If the Preliminary Purchase Price exceeds the Purchase Price, Sellers shall within ten (10) business days of the final determination of the Purchase Price pay to Buyer an amount equal to the amount by which the Preliminary Purchase Price exceeds the Purchase Price plus interest on such amount from the Closing Date to the payment date at the rate of eight percent (8%) per annum. The Purchase Price shall be deemed to be finally determined on the earlier of (A) notice by Buyer to Sellers that it agrees with the Closing Balance Sheet, Closing Financial Statements and calculations done by Sellers pursuant to Sections 2.3(b), (c) and
(d), (B) the thirty-first (31st) day after receipt by Buyer of the Closing Balance Sheet, Closing Financial Statements and the calculations done by Sellers pursuant to Sections 2.3(b), (c) and (d), if Buyer has not given Sellers notice of a disagreement pursuant to Section 2.3(g) or (C) the delivery to Buyer and Sellers of the independent auditors' report establishing the Net Working Capital pursuant to Section 2.3(h).

         (g) If Buyer disagrees with the Closing Balance Sheet, Closing Financial Statements or any of the calculations done by Sellers pursuant to Sections 2.3(b), (c) or (d), Buyer may within thirty (30) days of receipt of the Closing Balance Sheet, Closing Financial Statements and the calculations done by Sellers pursuant to Sections 2.3(b), (c) and (d) deliver a notice to Sellers disagreeing with the Closing Balance Sheet, Closing Financial Statements and such calculations setting forth Buyer's version of the Closing Balance Sheet, Closing Financial Statements and other such calculations.

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

         (h) If a notice of disagreement shall be delivered pursuant to Section 2.3(g), Buyer and Sellers shall, during the thirty (30) days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to agree on the Closing Balance Sheet, Closing Financial Statements and the calculations based on them for the calculation of the Purchase Price. If, at the end of such period, Buyer and Sellers are unable to reach such an agreement, they shall promptly jointly retain independent auditors of nationally recognized standing reasonably satisfactory to Buyer and Sellers (who shall not have any material relationship with Buyer or Sellers at the time or at any time during the preceding twelve months) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price. Such independent auditors shall deliver to Buyer and Sellers, as promptly as practicable, a report setting forth their analysis and calculation of the Purchase Price (the "Final Purchase Price") and the Closing Balance Sheet and Closing Financial Statements. The cost of the independent auditors analysis and calculation shall be borne (i) by Buyer if the difference between Final Purchase Price and the Purchase Price determined by using Buyer's calculations delivered pursuant to Section 2.3(g) is greater than the difference between Final Purchase Price and the Purchase Price determined by using Sellers' calculations delivered pursuant to Section 2.3(b), (c) and (d), or (ii) by Sellers if the first such difference is less than the second such difference and
(iii) otherwise equally by Buyer and Sellers.

         (i) Buyer and Sellers agree that they will, and agree to cause their respective independent auditors and the Company to, cooperate and assist in the preparation of the Closing Balance Sheets, Closing Financial Statements and the calculations required to determine the Purchase Price and in the conduct of the reviews referred to in this Section 2.3, including without limitation, the making available to the extent reasonably necessary of books, records, work papers and personnel.

         (j) In the event that the Closing Balance Sheet as finally determined pursuant to the foregoing provisions of this Section 2.3 indicates that the Intercompany Debt was greater than eighteen million one hundred thousand dollars ($18,100,000), Buyer shall within five (5) business days of the final determination of the Purchase Price cause the Company to pay to MCA an amount equal to the amount by which the Intercompany Debt exceeds eighteen million one hundred thousand dollars ($18,100,000) plus interest on such amount from the Closing Date to the payment date at the rate of eight percent (8%) per annum. In the event that the Closing Balance Sheet as finally determined pursuant to the foregoing provisions of this Section 2.3 indicates that the Intercompany Debt was less than eighteen million one hundred thousand dollars ($18,100,000), MCA shall within five (5) business days of the final determination of the Purchase Price pay to the Company an amount equal to the amount by which eighteen million one hundred thousand dollars ($18,100,000) exceeds the Intercompany Debt plus interest on such amount from the Closing Date to the payment date at the rate of eight percent (8%) per annum.

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

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as set forth on the schedules attached to this Agreement (the "Disclosure Schedules"), Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof that:

         SECTION 3.1. Corporate Existence and Power. The Sellers are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on their respective businesses. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on the Business, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Sellers have heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company. Schedule
3.1 lists the jurisdictions in which the Company is qualified as a foreign corporation.

         SECTION 3.2. Corporate Authorization. The execution, delivery and performance by Sellers of this Agreement are within Sellers' corporate powers and have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement has been executed and delivered by each of the Sellers and constitutes a valid and binding agreement of Sellers, enforceable against Sellers in all material respects so that Buyer receives substantially all of the benefits of the bargain. No other corporate action or proceeding by or in respect of Sellers is or was necessary to authorize this Agreement or the transactions contemplated herein.

         SECTION 3.3. Governmental Authorization. Except as otherwise provided in Section 3.16, the execution, delivery and performance by Sellers of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, or official.

         SECTION 3.4. Non-Contravention. The execution, delivery and performance by Sellers of this Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Sellers or the Company, (ii) assuming compliance with the matters referred to in Section 3.3, materially violate any Applicable Law,
(iii) require any consent other than the consent of MCA's parent company, Mitsubishi Chemical Corporation, or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company to a loss of any benefit to which the Company is entitled under, any agreement or other instrument binding upon the Company or any license, franchise, permit or other similar authorization held by the Company except where there would not, individually or in the aggregate, be a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien on any asset of the Company or on the Shares.

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

         SECTION 3.5.  Capitalization.

         (a) The authorized capital stock of the Company consists of one thousand (1,000) shares of Common Stock. There are outstanding one thousand (1,000) shares of Common Stock.

         (b) All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.5, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or
(iii) except as contemplated by this Agreement, subscriptions, options, warrants, puts, calls, agreements, understandings or other rights to acquire from the Company or from Sellers, or either of them, or other obligations of the Company, or of Sellers, or either of them, to cause the Company, to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.5(b)(i), 3.5(b)(ii) and 3.5(b)(iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 3.6. Ownership of Shares. Collectively, Sellers are the record and beneficial owners of all of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

         SECTION 3.7. Financial Statements. Sellers have provided to Buyer true and correct copies of the audited balance sheets of the Company as of December 29, 1996, December 28, 1997 and December 27, 1998, and the related consolidated statements of income and cash flows for each of the years ended December 29, 1996, December 28, 1997 and December 27, 1998, together with the report of Ernst & Young LLP, independent certified public accountants (collectively, the "Audited Financial Statements") and the unaudited balance sheet of the Company as of the Balance Sheet Date and the related consolidated statements of income and cash flows for the period ended on the Balance Sheet Date (collectively the "Unaudited Financial Statements"). The Audited Financial Statements and the Unaudited Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and changes in consolidated financial position for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis; provided, however, that the Unaudited Financial Statements shall be subject to normal year-end adjustments consistent with those set forth in the Audited Financial Statements.

         SECTION 3.8. Absence of Certain Changes. To Sellers' Knowledge, since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practices and there has not been:

                  (a) any event or occurrence, which constitutes a Material Adverse Effect;

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

                  (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

                  (c) any amendment of any material term of any outstanding security of the Company;

                  (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practices;

                  (e) any creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (f) any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of, any of the Real Properties, the Leased Premises or assets of the Company, other than in the ordinary course of business consistent with past practices.

                  (g) any making of any loan, advance or capital contributions to or investment in any Person, other than in the ordinary course of business consistent with past practices;

                  (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the assets of the Company which, individually or in the aggregate, constitutes a Material Adverse Effect;

                  (i) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or the Business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                  (j) any change in any method of accounting or accounting practice by the Company;

                  (k) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director or officer of the Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director or officer of the Company, or
                  (iii) change in compensation or other benefits payable to any director, officer or employee of the Company pursuant to any severance or retirement plans or policies thereof; or

                  (l) any purchase of real property.

         SECTION 3.9. No Undisclosed Material Liabilities. To Sellers' Knowledge, on the Balance Sheet Date, there were no, and on the Closing Date there shall not be, material liabilities of the Company other than:

                  (a) liabilities provided for on the Balance Sheet or the Closing Balance Sheet or disclosed in the notes thereto;

                  (b) liabilities disclosed on the Disclosure Schedules or in the Environmental Reports or this Agreement;

                  (c) undisclosed liabilities which, individually or in the aggregate, are not material to the Company; and

                  (d) undisclosed liabilities not required under generally accepted accounting principles to be shown on the Balance Sheet or the Closing Balance Sheet.

         SECTION 3.10. Intercompany Accounts. Since the Balance Sheet Date, there has not been any accrual of liability by the Company to Sellers or any of their Affiliates or any other transaction between the Company, on the one hand, and Sellers and any of their Affiliates, on the other hand, except in the ordinary course of business consistent with past practice.

         SECTION 3.11.  Material Contracts.

         (a)      To Sellers' Knowledge, the Company is not bound by:

                  (i) any lease (whether of real or personal property) providing for annual rentals of one hundred thousand dollars ($100,000) or more;

                  (ii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets of one hundred thousand dollars ($100,000) or more or which extend beyond one year or both;

                  (iii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for annual payments by the Company of one hundred thousand dollars ($100,000) or more or which extend beyond one year or both;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any agreement relating to the acquisition or disposition of all or any part of the Business (whether by merger, sale of stock, sale of assets or otherwise), other than for sales of product in the ordinary course of business;

                  (vi) any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date;

                  (vii) any agreement with any present director or officer of the Company or any immediate family member of such person other than as set forth in the Company's certificate of incorporation or bylaws;

                  (viii) loans, credits, financing agreements, promissory notes or other evidences of indebtedness, including all agreements for any commitments for future loans, credit, or financing, other than in the ordinary course of business;

                  (ix) guarantees, other than in the ordinary course of business;

                  (x) any written employment agreement other than the employment agreements listed on Schedule 3.11; or

                  (xi) any agreements entered into with the intention that the performance of such agreements would result in a loss to the Company.

         (b) Each agreement, commitment, arrangement or plan disclosed in any Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company and is in full force and effect, and, to Sellers' Knowledge, neither the Company nor any other party thereto is in default or breach in any material respect under the terms of any such agreement, commitment, arrangement or plan.

         (c) Sellers have delivered to Buyer true and correct copies of each of the agreements listed on Schedule 3.11.

         (d) The Asset Purchase Agreement dated as of September 29, 1995 between Pacific Western Extruded Plastics Company, a Washington corporation, Simpson Investment Company, a Washington company, the Company f/k/a MCA Acquiring Company and MCA (the "Acquisition Agreement") is the only agreement between MCA and the Company on the one hand and Simpson Investment Company, on the other hand, relating to the subject matter of Article 7 thereof. The Acquisition Agreement has not been amended, altered, repealed or superceded.

         SECTION 3.12. Litigation. To Sellers' Knowledge, there is no action, suit, investigation or proceeding pending against, or threatened against, the Company or any of its officers, in their capacities as officers of the Company, before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, is likely to have a Material Adverse Effect. To Sellers' Knowledge, there is no action, suit, investigation or proceeding pending against, or threatened against, Sellers or the Company before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. To Sellers' Knowledge, neither the Company nor any of its officers, in their capacities as officers of the Company, are subject to any judgment, order or decree.

         SECTION 3.13.  Properties.

         (a) To Sellers' Knowledge, the Company has good title to, or in the case of leased property has valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for property and assets sold, or otherwise disposed of, since the Balance Sheet Date in the ordinary course of business consistent with past practices.

         (b) To Sellers' Knowledge, the Company has indefeasible, fee simple title to, or in the case of leased real property has valid leasehold interests in, all real property reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for any such real property sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets (whether real or personal) is subject to any Liens, except:

                  (i) Liens for taxes not yet due and payable;

                  (ii) Liens for taxes being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

                  (iii) Liens and other exceptions set forth in the title insurance policies listed in Schedule 3.13; and

                  (iv) Liens, easements, reservations, restrictions, covenants, conditions, and other exceptions that do not materially detract from the value or materially interfere with any present use of such property.

         (c) To Sellers' Knowledge, all leases of real property by the Company are valid and binding and, to Sellers' Knowledge, there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

         (d) The property and assets owned or leased by the Company or which the Company otherwise has the right to use, constitute all of the property and assets held for use or used in connection with the Business.

         (e) Sellers, without inquiry of others, have not intentionally or knowingly failed to disclose the existence of any encroachments, overlaps or boundary disputes affecting the Real Properties or the Leased Properties.

         SECTION 3.14.  Intellectual Property.

         (a) To Sellers' Knowledge, Schedule 3.14 contains a list of all assumed names under which the Company does business and all U.S. and foreign Trademarks used or owned by the Company, specifying as to each the country or countries in which it has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers.

         (b) To Sellers' Knowledge, the Company has good title to, and the full and unrestricted right to use, the Trademarks free and clear of all Liens, charges, encumbrances, or third party claims or interests of any kind whatsoever. To Sellers' Knowledge, the use of such Trademarks does not infringe on any rights of any other person or entity; such Trademarks are not licensed to or licensed from any other person or entity; and there are no outstanding claims of any infringement regarding the Company's use of such Trademarks.

         (c) The Company does not own or license any Patents.

         (d) To Sellers' Knowledge, the Company has good title to the Technology, and the full and unrestricted right to use the same, and such rights are free and clear of all liens, charges, encumbrances or third party claims, except rights related to licensed computer software. To Sellers' Knowledge, the practice by the Company of the Technology does not infringe on any intellectual property rights of any other person or entity and there have been no claims by any person or entity of such infringement. None of such Technology is licensed to or licensed from any other person or entity, other than licenses related to computer software.

         SECTION 3.15. Insurance Coverage. To Sellers' Knowledge, Schedule 3.15 contains a list of all insurance policies and fidelity bonds obtained or maintained by the Company. To Sellers' Knowledge, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since September 29, 1995 and remain in full force and effect up to Closing and no notice of cancellation or termination has been received by the Company with respect thereto.

         SECTION 3.16. Licenses and Permits. To Sellers' Knowledge, except for Environmental Permits disclosed in Schedule 3.22.1, Schedule 3.16 correctly describes each material license, franchise, permit or other similar authorization in effect and affecting, or relating in any way to, the assets or Business (the "Permits") together with the name of the government agency or entity issuing such Permit. To Sellers' Knowledge, the Company has obtained and maintains in full force and effect all licenses and permits necessary for the ownership and operation of the Business.

         SECTION 3.17. Inventories. The inventories set forth in the Balance Sheet were, and those set forth in the Closing Balance Sheet shall be, properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently applied. Since the Balance Sheet Date, the inventories of the Company have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens, except liens for taxes not yet due and payable. To

Sellers' Knowledge, all of the inventory recorded on the Balance Sheet consists of, and all inventory of the Company on the Closing Date will consist of items of a quality and in quantities consistent with past practice.

         SECTION 3.18. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all accounts and notes receivable reflected on the Closing Balance Sheet will be, valid, genuine and, to Sellers' Knowledge, collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Balance Sheet and Closing Balance Sheet, as appropriate. Accounts, notes receivable and other receivables arising out of or relating to the Business as of the Balance Sheet Date have been included in the Balance Sheet in accordance with generally accepted accounting principles applied on a consistent basis. Accounts, notes receivable and other receivables arising out of or relating to the Business as of the Closing Date shall be included in the Closing Balance Sheet in accordance with generally accepted accounting principles applied on a consistent basis.

         SECTION 3.19. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees relating to the sale of the Company will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         SECTION 3.20. Labor Matters. To Sellers' Knowledge, the Company is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to Sellers' Knowledge, threatened against the Company before the National Labor Relations Board. The Company is not a party to any collective bargaining agreement. During the last three (3) years, the Company has experienced no work stoppages, walkouts, strikes or requests by a union for recognition for the purposes of negotiating terms and conditions of employment. To Sellers' Knowledge, there is no labor strike, dispute, slowdown or stoppage threatened or any request by a union for recognition for the purposes of negotiating terms and conditions of employment pending against the Company. No labor grievance has been served upon the Company.

         SECTION 3.21.  Employee Benefit Plans.

         (a) Except as disclosed in Schedule 3.21, the Company has no Employee Benefit Plan, including without limitation any Multiemployer Plan, and the Company is not a participating employer in any Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. Except as disclosed on Schedule 3.21, the Company has no contingent liability with respect to any post-retirement benefit under any employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Code Section 4980B and Part 6 of Title I of ERISA, which, together with any disclosed liability on
Schedule 3.21, will not have a Material Adverse Effect. Sellers have given to

Buyer true and complete copies of all the following: each Employee Benefit Plan and related trust agreement (including all amendments and commitments with respect to such Employee Benefit plan or trust) which the Company maintains or is committed to contribute to as of the date hereof, if applicable, and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service ("IRS") and Form 5500 filed in respect of each such Employee Benefit Plan.

         (b) The Company has never participated in a Multiemployer Plan.

         (c) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, and, to the extent applicable, with ERISA and the Code including, without limitation, Code Section 4980B and Part 6 of Title I of ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation. The Company has not engaged in any transaction which could subject it to liability under Section 4069 or Section 4212(c) of ERISA. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such Plan has been determined to be exempt under Section 501(a) of the Code. No Employee Benefit Plan is being audited or investigated by any government agency or subject to any pending or threatened claim or suit.

         (d) Each Plan currently meets and always has met the minimum funding standard of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). All contributions or payments due and owing as required by
Section 302 of ERISA, Section 412 of the Code or the terms of any Plan have been made by the due date for such contributions or payments. The Company is not required to provide security to a Plan pursuant to Section 307 of ERISA or
Section 401(a)(29) of the Code.

         (e) Neither the Company nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or engaged in an action which would constitute a breach of fiduciary duty that would have a Material Adverse Effect. The execution, delivery and carrying out of the terms of any agreements that are related to this transaction will not constitute a prohibited transaction under the aforementioned sections.

         (f) There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments" under Section 280G of the Code that are nondeductible to the Company or Sellers and which will be subject to the tax under Section 4999 of the Code for which Sellers would have a material withholding liability.

         SECTION 3.22. Environmental Matters. Except as otherwise provided herein or disclosed to Buyer in the Environmental Reports:

         3.22.1. Environmental Permits. Schedule 3.22.1 includes a complete list of all Environmental Permits that the Company has obtained and maintains in full force and effect. To Sellers' Knowledge, the Environmental Permits listed on
Schedule 3.22.1 are all of the Environmental Permits necessary for the ownership and operation of the Business as conducted by the Company.

         3.22.2. Environmental Permit Compliance. To Sellers' Knowledge, the Company is, and the Business is operated or conducted by the Company, in material compliance with all Environmental Permits, and all prior instances of noncompliance with Environmental Permits have been fully and finally resolved.

         3.22.3. Environmental Law Compliance. To Sellers' Knowledge, the Company is, and the Business is operated or conducted by the Company, in material compliance with all Environmental Laws, which, if violated, would have a Material Adverse Effect on the ownership or operation of any of the Pipe Facilities or the conduct of the Business as conducted by the Company, and all prior instances of noncompliance have been fully and finally resolved.

         3.22.4. Environmental Liabilities. To Sellers' Knowledge: (i) there are no Environmental Claims pending or threatened against the Company, (ii) there are no writs, injunctions, decrees, orders or judgments outstanding or threatened relating to compliance with or liability under any Environmental Law, and (iii) the Company has no material liability under any Environmental Law.

         3.22.5. Certain Environmental Matters. To Sellers' Knowledge, there are no asbestos-containing materials, PCB-contaminated electrical equipment or PCB transformers (as defined in 40 C.F.R., Section 761.3), or underground storage tanks at the Pipe Facilities, and there has been no unpermitted Release which presently requires Remedial Action at any of the Pipe Facilities.

         3.22.6. Hazardous Substances. To Sellers' Knowledge, Schedule 3.22.6 lists (i) all storage, manufacture or processing of Hazardous Substances at any of the Pipe Facilities, except where such storage, manufacture or processing was necessary to the conduct of the Business and in material compliance with all applicable Environmental Laws, and (ii) the sites where all Hazardous Substances and other solid waste materials from the Pipe Facilities were disposed, released or threatened to be released over the last ten (10) years.

         3.22.7. Liens, Restrictive Covenants. To Sellers' Knowledge, there are no liens, restrictive covenants or other land use restrictions under Environmental Laws on any of the Real Properties or the Leased Premises, and no government actions have been taken or are threatened that could subject any of the Real Properties or Leased Premises to such liens, restrictive covenants or other land use restrictions, and the Company is not required to place any notice or restriction relating to Hazardous Substances in any deed to such property.

         3.22.8. Waiver. To Sellers' Knowledge, the Company has not expressly released any Person nor waived any rights or defenses with respect to any Environmental Claim.

         3.22.9. Disclosure. To Sellers' Knowledge, the Company has delivered or made available all Environmental Reports to Buyer.

         SECTION 3.23. Predominant Customers. To Sellers' Knowledge, Schedule
3.23 contains a true and complete list of customers of the Company which accounted for more than nine hundred thousand dollars ($900,000) of the Company's sales during the 1998 fiscal year.

         SECTION 3.24. Predominant Suppliers. To Sellers' Knowledge, Schedule
3.24 contains a true and complete list of suppliers of the Company which accounted for more than one million dollars ($1,000,000) of the Company's purchases during the 1998 fiscal year.

         SECTION 3.25. Absence of Certain Payments. To Sellers' Knowledge, neither of the Sellers, nor the Company, nor any director, officer, agent, employee or other person associated with or acting on their behalf, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or established or maintained any unlawful funds.

         SECTION 3.26. Compliance with Laws. To Sellers' Knowledge, neither the Company nor Sellers have received any notice of any sort of alleged violation by the Company of any Applicable Law that has not been resolved.

         SECTION 3.27. Accuracy of Disclosures. To Sellers' Knowledge, none of the representations or warranties made by Sellers in this Agreement or the Disclosure Schedules, and no written statement, certificate or schedule furnished or to be furnished by or on behalf of Sellers to Buyer or its agents pursuant hereto, or in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact.

         SECTION 3.28. Year 2000. To Sellers' Knowledge, the Company is taking steps to address the Year 2000 Problem and expects that the Systems will be ready to conduct business prior to, during, and after January 1, 2000.

         SECTION 3.29. Company Books and Records. To Sellers' Knowledge, the Company's books of account and records either provided to Buyer or made available to Buyer for review by Sellers or PW Pipe Management to date are true and correct in all material respects.


                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set forth on the Disclosure Schedules, Buyer represents and warrants to Sellers as of the date hereof that:

         SECTION 4.1. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

         SECTION 4.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement are within Buyer's corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in all material respects so that Sellers receive substantially all of the benefits of the bargain. No other corporate action or proceeding by or in respect of Buyer is or was necessary to authorize this Agreement or the transactions contemplated herein.

         SECTION 4.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no material action by or in respect of, or material filing with, any governmental body, agency or official.

         SECTION 4.4. Non-contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) violate the articles of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.3, violate any Applicable Law, or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer to a loss of any benefit to which the Buyer is entitled under, any agreement or other instrument binding upon the Buyer.

         SECTION 4.5. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

         SECTION 4.6. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         SECTION 4.7. Finders' Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees for assisting Buyer in arranging financing for the transaction contemplated by this Agreement will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Sellers or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5
                              COVENANTS OF SELLERS

         SECTION 5.1.  Covenant Not to Compete.

         (a) Sellers hereby covenant and agree that for a period of four (4) years after the Closing Date they will not engage in the manufacture or sale of PVC pipe or fittings in North America. This covenant of noncompetition shall be interpreted to prohibit, without limiting the generality of the foregoing, Sellers from serving as shareholders, agents of or independent contractors to, any person or entity which directly or indirectly competes with the Company in the PVC pipe business in North America.

         (b) Buyer and Sellers hereby stipulate and agree that the remedy at law for breach of this covenant not to compete would be inadequate and that Buyer shall be entitled to injunctive relief to enforce this clause. Buyer and Sellers further stipulate and agree that the prohibitions contained herein are reasonable as to time and area, and they specifically waive any objection to the reasonableness of said prohibitions.

         (c) Buyer shall have a right to bring an action for breach of this
Section 5.1 until the fifth (5th) anniversary of the Closing Date.

         SECTION 5.2.  Confidentiality.

         (a) For four (4) years from the date hereof, Sellers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold all information concerning the Company and the operations of its Business in confidence, except to the extent that such information (i) can be shown to have been in the public domain through no fault of Sellers; (ii) can be shown to have been known to Sellers or their Affiliates from a source other than the Company; (iii) does not constitute a trade secret; or (iv) is requested by judicial or administrative process or by other requirements of law, provided that Sellers may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially.

         (b) Buyer shall have a right to bring an action for breach of this
Section 5.2 until the fifth (5th) anniversary of the Closing Date.

         SECTION 5.3. Auditor Consents. For three (3) years from the date hereof, Sellers will use all reasonable efforts to cause Ernst & Young LLP to consent to the use of the Audited Financial Statements by Buyer in connection with filings that Buyer is required to make with the Securities and Exchange Commission and any exchange on which Buyer's securities are traded.

         SECTION 5.4. Resignations. Sellers will deliver to Buyer the resignations of all directors of the Company, effective upon Closing.


                                    ARTICLE 6
                         COVENANTS OF BUYER AND SELLERS

         Buyer and Sellers agree that:

         SECTION 6.1. Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement. Buyer agrees to cause the Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         SECTION 6.2.  Documents Delivered at Closing.

         (a)      Buyer shall deliver the following documents to Sellers:

                  (i) Resolutions adopted by the Board of Directors of Buyer approving this Agreement, certified by the corporate secretary.

                  (ii) Opinion of Fredrikson & Byron, counsel to Buyer, dated the Closing Date, to the effect specified in Sections 4.1, 4.2, 4.3, and 4.4. In rendering such opinion, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of Buyer.

         (b)      Sellers shall deliver the following documents to Buyer:

                  (i) Resolutions adopted by the Board of Directors of MCA approving this Agreement, certified by the corporate secretary.

                  (ii) Certificate of Resolution adopted by the Board of Directors of Mitsubishi Chemical Corporation, certified by the Chairman of the Board.

                  (iii) Certificate of Approval of MPI approving this Agreement, certified by the President of MPI.

                  (iv) Copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware to be a true and complete copy thereof, which certification by said Secretary of State shall be dated within twenty (20) days of the Closing Date.

                  (v) Good Standing Certificates from the states in which the Company is qualified to do business.

                  (vi) Such instruments as are in form and substance sufficient to transfer to Buyer all of Sellers' rights, title and interest in and to the Company.

                  (vii) Opinion of Donna Costa, General Counsel to MCA, dated the Closing Date, to the effect specified in Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 with respect to MCA and the Company. In rendering such opinion, such counsel may rely upon certificates of public officers and, as to matters of fact, upon certificates of officers of MCA and the Company.


                                    ARTICLE 7
                                   TAX MATTERS

         SECTION 7.1. Tax Definitions. The following terms, as used herein, have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Federal Tax" means any Tax imposed under Subtitle A of the Code.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "Tax" means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability of the Company for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other person for any Pre-Closing Tax Period, and (iii) liability of the Company for the payment of any amounts of the type described in
(i) or (ii) as a result of any express or implied obligation to indemnify any other Person (including the tax sharing provisions of this Agreement relating to the period from December 29, 1998 to the Closing Date as set forth in Section
7.4 below).

         SECTION 7.2. Tax Representations. Except as set forth on Schedule 7.2, Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof that:

         (a) (i) All Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company (or including the Company) (collectively, the "Returns") have, to the extent required to be filed on or before the Closing Date, been or will be filed when due in accordance with all Applicable Laws; (ii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iii) the charges, accruals and reserves for Taxes with respect to the Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (iv) the Company is not delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and, has not yet filed such return; (v) there are no requests for rulings or determinations in respect of any Tax pending between the Company and any Taxing Authority.

         (b) Schedule 7.2 contains a list of all jurisdictions (whether foreign or domestic) to which any Tax was properly payable by the Company at any time after June 1, 1997.

         (c) The Company is a member of an affiliated group filing consolidated Federal Income Tax Returns pursuant to Sections 1501 through 1504 of the Code (the "Affiliated Group") in which MCA is the common parent as described in
Section 1504 of the Code. The Company has been a member of the Affiliated Group since August 18, 1995.

         SECTION 7.3.  Covenants.

         (a) Without the prior written consent of Buyer, none of MCA, the Company or any Affiliate of MCA shall, to the extent it may affect or relate to the Company, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company.

         (b) Except as otherwise provided in this Article 7, for any Pre-Closing Tax Period, Sellers shall prepare and file, and Buyer shall cooperate in the preparation of, all Returns not required to be filed on or before the Closing Date which Returns will be filed when due in accordance with all Applicable Laws.

         (c) MCA shall include the Company in its consolidated Federal Tax Return through the close of business on the Closing Date.

         (d) Sellers and Buyer shall join in making a timely, effective and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares.

Sellers and Buyer shall jointly prepare the Section 338 Forms (as hereinafter defined) to the extent such preparation has not been completed prior to the Closing, and shall timely make any required filings and take any and all other actions necessary to effect the Section 338(h)(10) Election. MCA shall include in its federal income tax return for its taxable period which includes the Closing Date and Buyer shall include in its federal income tax return for its first taxable period ending on or after the Closing Date any Section 338 Forms that are required to be so included on account of the Section 338(h)(10) Election. Sellers and Buyer shall cooperate fully and in good faith with each other in making the Section 338(h)(10) Election. The Purchase Price shall be allocated among the Company's assets in accordance with Section 338 of the Code, as Buyer and MCA shall in good faith agree in writing within sixty (60) days after Closing. Sellers and Buyer agree that such allocation shall be accomplished by a good faith determination of the fair market value of the respective assets, and Sellers and Buyer shall report, act and file in all respects and for all purposes consistent with such determination. "Section 338 Forms" shall include, without limitation, any "statement of section 338 election" and IRS Form 8023 (or any successor form, together with any Disclosure Schedules or attachments thereto) that are required pursuant to Treas. Reg.
Section 1.338-1 or Treas. Reg. Section 1.338(h)(10)-1.

         SECTION 7.4. Tax Sharing Agreements. Any and all existing Tax sharing agreements to which the Company is a party shall be terminated as of the date hereof. After the date hereof, the Company shall not have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement relating to the Company for all Pre-Closing Tax Periods. Seller shall compensate Buyer for and hold the Company harmless against any Tax imposed by a Taxing Authority as a result of such termination and, if any such termination is not binding on any Taxing Authority, any adverse effect which would have been avoided if such termination had been given effect by such Taxing Authority.

         SECTION 7.5.  Other Tax Matters.

         (a) All excise, transfer, documentary, filing, sales, use, stamp, registration, value added and other such Taxes, levies, fees and charges (including any penalties and interest but expressly excluding income taxes) incurred in connection with the purchase of the Shares from Sellers pursuant to this Agreement ("Transfer Taxes") shall be borne and paid by Buyer when due, irrespective of which party has the tax obligations under Applicable Law or practice; provided, however, that if such tax obligations fall upon Sellers, the parties shall, to the extent possible, calculate the full amount of Sellers' tax obligations, and Buyer shall pay said amount to Sellers on the Closing Date. If required by Applicable Law, Buyer will join in the execution of any tax returns and other documentation relating to such Transfer Taxes.

         (b) In the event that it is determined subsequent to the Closing that additional Transfer Taxes are required to be paid in connection with the transaction described in this Agreement, Buyer agrees to pay such additional Transfer Taxes.

         (c) Sellers agree to pay or cause payment to be made to Buyer of the amount of any refund, rebate or similar payment that Sellers receive for any Transfer Taxes paid by Buyer in connection with this Agreement.

         SECTION 7.6.  Cooperation on Tax Matters.

         (a) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records. For a period of ten (10) years following the Closing, Buyer will cause the Company to afford promptly to Sellers and their respective agents reasonable access to the Real Properties and the Company's books and records relating to the Business prior to the Closing, for purposes of preparing tax returns, prosecution and defense of litigation of any kind; provided that in connection with such access Sellers will at all times comply with Buyer's normal visitor safety and security procedures and requirements. If within such ten (10) year period destruction of any records, files, documents or correspondence of the Company is desired (other than records, files, documents or correspondence which would not normally be retained in the records because of the Company's record retention policies existing on the date hereof), Buyer shall not destroy or permit the destruction of such items without giving thirty (30) days prior written notice to Sellers, upon which notice Sellers shall have the right to take possession of such records, files, documents and correspondence.

         (b) Buyer and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).


                                    ARTICLE 8
                                 INDEMNIFICATION

         SECTION 8.1. Indemnification. Except as provided in Section 8.2 (governing Environmental Indemnification):

         (a) Sellers hereby agree to indemnify Buyer against and agree to hold Buyer harmless from any and all damage, loss, liability and reasonable expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer or the Company arising out of any misrepresentation or breach of warranty made by Sellers pursuant to this Agreement as follows:

                  (i) for any claim for indemnity based on a breach of Sections 3.1, 3.2, 3.5 and 3.6; and

                  (ii) for any claim for indemnity arising out of any other misrepresentation or any breach of warranty, provided that Sellers shall not be required to provide any indemnity under this sub-Section 8.1(a)(ii) for such claim after the first anniversary of Closing.

         (b) Sellers agree to indemnify Buyer against and agree to hold Buyer harmless from any Damages incurred or suffered by Buyer or the Company arising out of or relating to any non-environmental liability or obligation of the Company that arose out of the operations of the Company on or prior to Closing and was not provided for on the Closing Balance Sheet or disclosed in the notes thereto. The percentage of Damages indemnified hereunder shall be: (i) determined pursuant to the table set forth in Section 8.2(a) if the liability was within Sellers' Knowledge; or (ii) 50% if the liability was not within Sellers' Knowledge. Sellers shall not be required to provide any indemnity under this sub-Section 8.1(b) for claims for indemnity made after the third anniversary of Closing.

         (c) Buyer hereby agrees to indemnify Sellers against and agrees to hold them harmless from any and all Damages incurred or suffered by Sellers arising out of or relating to: (i) any misrepresentation or breach of warranty or covenant made by Buyer pursuant to this Agreement, or (ii) any operations of the Company after the Closing.

         (d) Sellers agree to indemnify Buyer against and agree to hold Buyer harmless from any and all Damages incurred or suffered by Buyer or the Company arising out of a breach of covenant made by Sellers pursuant to this Agreement, provided that a claim for indemnity is made to Sellers within one year after the covenant expires.

         (e) Sellers agree to indemnify Buyer against and agree to hold Buyer harmless from any and all Damages incurred or suffered by Buyer or the Company arising out of Sellers' intentional and knowing failure to disclose to Buyer facts or circumstances that Sellers had reason to believe would have a Material Adverse Effect on the Business or the Company.

         SECTION 8.2. Environmental Indemnification. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties, as between each other, with respect to Environmental Liabilities, shall be governed entirely by this Section 8.2.

         (a) Sellers agree to indemnify Buyer against and agree to hold Buyer or the Company harmless from a percentage of any Scheduled Environmental Liabilities pursuant to the following table:

         When Claim Made to Seller:                        Sellers' Percentage:
         -------------------------                         -------------------
         On or before second anniversary of Closing                80%

         After second anniversary but on or before third           60%

         After third anniversary but on or before fourth           40%

         After fourth but on or before fifth                       20%

For any claim for indemnity for a Scheduled Environmental Liability that is not disclosed to Sellers on or before the fifth anniversary of Closing, Sellers shall have no responsibility to Buyer.

         (b) Sellers hereby agree to indemnify Buyer against and agree to hold Buyer harmless from any and all Damages incurred or suffered by Buyer or the Company arising out of or relating to any breach of, or claim under, Section
3.22 pursuant to the formula set forth in Section 8.2(a), provided, however, that Sellers shall not be required to provide any indemnity under this sub-Section 8.2(b) for claims for indemnity made to Sellers after the third anniversary of Closing.

         (c) Sellers agree to indemnify Buyer against and agree to hold Buyer or the Company harmless from fifty percent (50%) of any Unscheduled Environmental Liability, provided that Sellers shall not be required to provide any indemnity under this sub-Section 8.2(c) for claims for indemnity made to Sellers after the third anniversary of Closing.

         (d) Sellers agree to indemnify Buyer against and agree to hold Buyer harmless from any and all Damages incurred or suffered by Buyer or the Company arising out of Sellers' intentional and knowing failure to disclose to Buyer facts or circumstances that Sellers had reason to believe would have a Material Adverse Effect on the Business or the Company.

         SECTION 8.3.  Procedures.

         (a) In the event that any person shall incur or suffer any Damages in respect of which indemnification may be sought under Section 8.1 or 8.2, such person (the "Indemnified Party") may assert a claim for indemnification by written notice (the "Notice") to the party from whom indemnification is being sought (the "Indemnifying Party"), stating the amount of Damages, if known, and the nature of and basis for such claim. In the case of Damages arising or which may arise by reason of any third-party claim, promptly after receipt by an Indemnified Party of written notice of the assertion or the commencement of any action with respect to any matter in respect of which indemnification may be sought hereunder, the Indemnified Party shall give notice to the Indemnifying Party and shall thereafter keep the Indemnifying Party reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. In case any such action is brought against any Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof, by written notice of its intention to do so to the Indemnified Party within thirty (30) days after receipt of the notice. If the Indemnifying Party shall assume the defense of such action, such assumption of defense shall constitute an acceptance of its obligation to indemnify, provided that such acceptance shall not in any way bar the Indemnifying Party from enforcing the limitations of liability afforded to it under this Article or otherwise provided by law. If the Indemnifying Party shall assume the defense of such action, it shall not (x) permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnified Party or (y) settle such action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, an Indemnified Party shall not be required to consent to any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party from all liability with respect to such action, or (ii) involves the imposition of equitable remedies or the imposition of any material obligations on such Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. As long as the Indemnifying Party is contesting any such action in good faith and on a timely basis, the Indemnified Party shall not pay or settle any claims brought under such action. Notwithstanding the assumption by the Indemnifying Party of the defense of any action as provided in this Section, the Indemnified Party shall be permitted to participate in the defense of such action and to employ counsel at its own expense, provided that if the defendants in any action shall include both an Indemnifying Party and an Indemnified Party and such Indemnified Party shall have reasonably concluded that counsel selected by Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party.

         (b) If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of any such action within the prescribed period of time, or shall notify the Indemnified Party that it will not assume the defense of any such action, then the Indemnified Party may assume the defense of any such action, in which event it may do so acting in good faith in such a manner as it may deem appropriate, and the Indemnifying Party shall be bound by any determination made in such action, provided that the Indemnified Party shall not be permitted to settle such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. No such determination or settlement shall affect the right of the Indemnifying Party to dispute the Indemnified Party's claim for indemnification. In the event the Indemnified Party has assumed the defense of an action and the Indemnifying Party later desires to take over the defense, it may do so, provided that doing so shall constitute an acceptance of its obligation to indemnify. Notwithstanding the foregoing, the Indemnifying Party shall be permitted to join in the defense of any action and to employ counsel at its own expense.

         (c) In the event of any dispute between the parties regarding the applicability of the indemnification provisions of this Agreement, the prevailing party shall be entitled to recover all Damages incurred by such party arising out of, resulting from or relating to such dispute.

         (d) The Indemnified Party shall use its best efforts to recover Damages under its insurance policies and/or from third parties before seeking Damages from the Indemnifying Party, and thereafter the Indemnifying Party's liability shall be net any amounts recovered by the Indemnified Party under such insurance policies and/or from such third parties, provided that the Indemnified Party does not have to wait to resolve insurance coverage or third-party liability before seeking Damages from the Indemnifying Party. In the event the Indemnified Party recovers Damages under an insurance policy and/or from a third party after receiving payment from the Indemnifying Party, the Indemnified Party shall immediately reimburse to the Indemnifying Party an amount equal to the amount so recovered.

         SECTION 8.4. Threshold. Notwithstanding anything herein to the contrary, Buyer shall not have a right to any indemnity from Sellers for any breach of, or claim under, this Agreement including, without limitation, Sections 8.1 and 8.2 unless Damages suffered or incurred as a result of or arising out of such claim or breach exceed fifty thousand dollars ($50,000), provided, however, that this threshold shall not apply to (a) any Damages based upon claims under Section 8.1 credited toward the basket provided for in Section
8.5 or (b) any claim under Sections 8.1(a)(i), 8.1(e), or 8.2(d).

         SECTION 8.5. Basket. Notwithstanding anything herein to the contrary, the Sellers shall not be required to provide any indemnity under this Agreement including, without limitation, Sections 8.1 and 8.2, unless and until the aggregate and cumulative amount of all Damages exceeds two million dollars ($2,000,000), and then only on amounts of Damages in excess of two million dollars ($2,000,000), provided, however, that this basket shall not apply to any claim under Sections 8.1(a)(i), 8.1(e), 8.2(c), or 8.2(d).

         SECTION 8.6. Sellers' Cap. Notwithstanding anything herein to the contrary, Sellers' obligation to make indemnification payments pursuant to this Agreement, including, without limitation, Sections 8.1 and 8.2 is subject to an aggregate cumulative cap of fifteen million dollars ($15,000,000), provided however, that the aggregate cumulative cap on Sellers' obligation shall be eighty million dollars ($80,000,000) for indemnification payments made pursuant to Sections 8.1(a)(i), 8.1(e) and 8.2(d).

         SECTION 8.7. General Limitation of Liability. Notwithstanding anything herein to the contrary, no party obligated to provide indemnity under this Agreement shall be liable to provide indemnity for indirect, incidental, consequential or punitive damages.

         SECTION 8.8. Rights and Obligations. All of Sellers' obligations under this Article shall be joint and several. All of Buyer's rights under this Article shall extend to the Company and any successors to all or substantially all of the Business.


                                    ARTICLE 9
                                    SURVIVAL

         Except as otherwise expressly provided in this Agreement, the representations, warranties and covenants, and obligations connected therewith, and the parties' indemnity obligations contained in Article 8 for misrepresentations and breach of warranty or covenant, shall survive the Closing until 5:00 p.m. Eastern Daylight Time on the first annual anniversary of the Closing Date, notwithstanding any investigation heretofore made or omitted by the parties, and shall expire and be of no further effect after such time. The representations and warranties and covenants contained in Sections 3.1, 3.2, 3.5, 3.6, 4.1, 4.2, and 10.3 shall survive indefinitely. Except as otherwise expressly provided in Article 8, the covenants, agreements, representations, warranties and obligations contained in Article 8 shall expire upon the fifth anniversary of the Closing Date. The covenants, agreements, representations and warranties contained in Section 3.21 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). Notwithstanding the foregoing, any claim brought within the terms of this Agreement shall survive and be preserved until its resolution.


                                   ARTICLE 10
                                  MISCELLANEOUS

         SECTION 10.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Eagle Pacific Industries, Inc.
2430 Metropolitan Center
333 South Seventh Street
Minneapolis, Minnesota  55402
Attention: William H. Spell
Fax: 612-371-9651

if to MCA, to:

Mitsubishi Chemical America, Inc.
Legal Department
One North Lexington Avenue
White Plains, NY  10601
Attention:  General Counsel
Fax:  914-761-0108

if to MPI, to:

Mitsubishi Plastics, Inc.
5-2, Marunouchi 2-chome, Chiyoda-ku
Tokyo 100-0005, Japan
Attention:  Hiroshi Iihashi, General Manager, Pipe Division
Fax: 81-3-3216-2805

All notices, consents, requests and approvals, any notice of change in address for the purpose of this Article, and other communications provided for or required herein, shall be deemed validly given, made or served, if in writing, and delivered to the parties as specified above (a) on the day given if served personally, (b) one day following if sent by (i) telecopy with a confirmatory notice or (ii) delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery, or (c) three days following if sent by U.S. Certified Mail, postage prepaid.

         SECTION 10.2.  Amendments and Waivers.

         (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 10.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party.

         SECTION 10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

         SECTION 10.6. Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party.

         SECTION 10.7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 10.8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 10.9. Third Party Beneficiaries. Buyer and Sellers agree and acknowledge that with respect to the provisions of Article 8 the Company is a third party beneficiary to this Agreement; otherwise no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 10.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

         SECTION 10.11. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the remaining provisions do not fundamentally alter the relations among the parties hereto.

         SECTION 10.12. Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                           EAGLE PACIFIC INDUSTRIES, INC.


                                           By:______________________________
                                           Name:
                                           Title

(Signatures continue
   on following page)

                                            MITSUBISHI PLASTICS, INC.


                                            By:_______________________________
                                            Name:
                                            Title:

                                            MITSUBISHI PLASTICS, INC.


                                            By:_______________________________
                                            Name:
                                            Title